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Exhibit 10.3

Execution Copy

FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT

AMONG

ABRAXAS PETROLEUM CORPORATION,

ABRAXAS GENERAL PARTNER, LLC,

ABRAXAS OPERATING, LLC

AND

ABRAXAS ENERGY PARTNERS, L.P.

September 19, 2007

FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT

        THIS FIRST AMENDED AND RESTATED OMNIBUS AGREEMENT ("Agreement") is entered into on September 19, 2007, but is effective as of the Effective Date (as defined herein), and is by and among Abraxas Petroleum Corporation, a Nevada corporation ("APC"), Abraxas General Partner, LLC, a Delaware limited liability company (the "General Partner"), Abraxas Operating, LLC, a Texas limited liability company ("Operating LLC"), and Abraxas Energy Partners, L.P., a Delaware limited partnership (the "Partnership"). The above-named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

RECITALS:

        The Parties have previously entered into an Omnibus Agreement effective as of May 25, 2007 (the "Original Omnibus Agreement").

        The Parties desire to amend and restate the Original Omnibus Agreement in its entirety as of the Effective Date, in accordance with the terms and provisions set forth in this Agreement.

        In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1    Definitions.

        (a)   Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        (b)   As used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Agreement" has the meaning given to such term in the introduction to this Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

        "Annual Fee" has the meaning given to such term in Section 3.2(a).

        "APC" has the meaning given to such term in the introduction to this Agreement and any successor to such entity.

        "Assets" means all of the assets conveyed, contributed or otherwise transferred by APC to the Partnership Group (or any member thereof) prior to or on the Closing Date.

        "Assignment" shall have the meaning set forth in the Contribution Agreement.

        "Applicable Period" has the meaning given to such term in Section 3.2(a).

        "Bankrupt" with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

        "Closing Date" means May 25, 2007.

        "Common Unit" has the meaning given to such term in the Partnership Agreement.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Conflicts Committee" has the meaning given to such term in the Partnership Agreement.

        "Contribution Agreement" has the meaning given to such term in the Partnership Agreement.

        "Covered Environmental Losses" means all Environmental Losses by reason of or arising out of any violation, event, circumstance, action, omission or condition, which occurred or existed on or before the Closing Date.

        "Effective Date" means the date of the consummation of the Initial Public Offering.

        "Environmental Activities" shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

        "Environmental Laws" means all applicable Laws and Environmental Permits relating to (a) pollution, health, safety or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.

        "Environmental Losses" means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney's and experts' fees) of any and every kind or character, by reason of or arising out of:

          (i)    any violation or correction of violation of Environmental Laws occurring on or before the Closing Date associated with the ownership or operation of the Assets;

          (ii)   any Environmental Activities performed to address a Release of Hazardous Substances with respect to or arising out of ownership or operation of the Assets; or

          (iii)  any event, omission or condition associated with ownership or operation of the Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or Released to or from the Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Assets or at non-Asset locations) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost and expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; but only to the extent that such violation complained of under clause (i), or such events, circumstances, actions, omissions or conditions included in clauses (ii) and (iii) occurred or existed on or before the Closing Date.

        "Environmental Permit" means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

        "Existing Operating Agreement" has the meaning given to such term in Section 3.6.

        "Expenses" has the meaning given to such term in Section 3.1(b).

        "General Partner" has the meaning given to such term in the introduction to this Agreement and any successor to such entity.

        "Governmental Authority" means any nation and any political subdivision thereof, and any government, department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority.

        "Hazardous Substance" means (a) any substance that is designated, defined or classified under any applicable Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any applicable Environmental Law, including, without limitation, any hazardous substance as defined under CERCLA, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended through the Closing Date including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

        "Hydrocarbons" means oil, gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof.

        "Indemnified Party" means either the Partnership Group or APC, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.

        "Indemnifying Party" means either the Partnership Group or APC, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

        "Initial Public Offering" means the initial public offering of the Common Units of the Partnership, as contemplated by the Partnership's Registration Statement on Form S-1, No. 333-144537, originally filed with the Commission on July 13, 2007.

        "Investments" means Abraxas Energy Investments, LLC and any successor to such entity.

        "Laws" means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees and other legally enforceable requirements and rules of common law, including without limitation, all rules and regulations of the Railroad Commission of Texas, the Internal Revenue Service and such other rules and regulations promulgated or enforced by any other Governmental Authority in effect as of the date hereof.

        "Losses" means any actual losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and experts' fees) of any and every kind or character.

        "Master Operating Agreement" has the meaning given to such term in Section 3.6.

        "Operating LLC" has the meaning given to such term in the introduction to this Agreement and any successor to such entity.

        "Partnership" has the meaning given to such term in the introduction to this Agreement and any successor to such entity.

        "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as may be amended in accordance with its terms and in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

        "Partnership Entities" means the General Partner and each member of the Partnership Group.

        "Partnership Group" means the Partnership, Operating LLC and any other Subsidiary of the Partnership.

        "Partnership Indemnitee" means any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term "Partnership Indemnitee" shall exclude APC, Investments and any other Affiliate of APC (as the term Affiliate is defined in the Partnership Agreement) which is not a member of the Partnership Group.

        "Party" or "Parties" have the meaning given to such terms in the introduction to this Agreement.

        "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

        "Purchase Agreement" means the Purchase Agreement, dated as of the Closing Date, by and among APC, Partnership, the General Partner and the purchasers listed therein.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

        "Services" has the meaning given to such term in Section 3.1(a).

        "Subsidiary" has the meaning given to such term in the Partnership Agreement.

        "Tax" means all taxes, including income tax, surtax, margin tax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, ad valorem tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or in addition thereto.

Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles, Sections and Exhibits refer to Articles and Sections and Exhibits of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits referenced as exhibits to this Agreement are deemed incorporated into, and made a part of, this Agreement for all purposes.

Article II
INDEMNIFICATION

Section 2.1    Environmental Indemnification.

        (a)   Subject to the provisions of Section 2.3 and Section 2.4, APC shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to the Assets for a period of three years from the Closing Date.

        (b)   The Partnership Group shall indemnify, defend and hold harmless APC, and its Subsidiaries and Affiliates, other than any Subsidiary constituting part of the Partnership Group, from and against any Environmental Losses suffered or incurred by APC, and its Subsidiaries and Affiliates, other than any Subsidiary constituting part of the Partnership Group, relating to the Assets except to the extent that the Partnership Group is indemnified with respect to any Covered Environmental Losses under Section 2.1(a).

Section 2.2    Tax Liability Indemnity.    Subject to the provisions of Section 2.3(b) and Section 2.4, APC shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of all Taxes and, if applicable, any right-of-way fees, attributable to the ownership or operation of the Assets on or before the Closing Date, including any such Taxes that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date, but excluding any Taxes reserved on the books of the Partnership Group as of the Closing Date if applicable; provided, however, that any Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains), including, without limitation, ad valorem and property taxes assessed for the 2007 tax year and other similar Taxes, as well as right-of-way fees, if applicable, in each case, that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and at or after, the Closing Date, except that production, severance and similar Taxes (which for purposes hereof shall not include ad valorem taxes) shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Closing Date. In each case, the Partnership Group shall be responsible for the portion of the Taxes (and right of way fees, if applicable) allocated to the period after the Closing Date and APC shall be responsible for the portion of such Taxes and fees allocated to the period on or before the Closing Date.

Section 2.3    Limitations Regarding Indemnification.

        (a)   The aggregate liability of APC in respect of all Covered Environmental Losses under Section 2.1(a) shall not exceed $5 million, and APC shall not have any indemnification obligation for Covered Environmental Losses unless the aggregate dollar amount of the Covered Environmental Losses exceeds $500,000, and provided, that in such event, APC shall be liable for the full amount of such Losses.

        (b)   Notwithstanding anything herein to the contrary, in no event shall APC have any indemnification obligations under this Agreement for claims made as a result of additions to, modifications or amendments of, any Laws, including Environmental Laws, promulgated, amended or modified after the Closing Date.

Section 2.4    Indemnification Procedures.

        (a)   The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that (i) the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement) and (ii) the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party unless and to the extent the Indemnifying Party did not otherwise learn of such action and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses.

        (b)   The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

        (c)   The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

        (d)   In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) the amount of tax benefits received by the Indemnified Party with respect to such loss, cost, damage or expense and (iii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

Article III
SERVICE FEES AND EXPENSES

Section 3.1    Fees for General and Administrative Services; Reimbursement of Expenses.

        (a)   APC hereby agrees to continue to provide, or cause to be provided, to the Partnership Group those general and administrative services necessary or useful for the conduct of the business of the Partnership Group, including, but not limited to, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, and engineering services (collectively, "Services"), in substantially similar nature and quality to the services of such type as previously provided by APC in connection with its management and operation of the Assets during the one-year period prior to the Closing Date.

        (b)   The Partnership, on behalf of the Partnership Group, hereby agrees to reimburse APC for all reasonable direct and indirect third party expenses actually incurred by APC to the Partnership Group (collectively, "Expenses") including, without limitation, third party expenses incurred by APC on behalf of the Partnership Group for (i) insurance and (ii) incremental public company expenses of the Partnership Group including, without limitation, third party expenses incurred in connection with preparation and filing of Commission reports, registration statements and other filings, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder or member reports and other related costs and expenses.

Section 3.2    Amount of Annual Fee; Payment Mechanics.

        (a)   During the period beginning on the Closing Date and ending on the date that is two (2) years from the Effective Date (the "Applicable Period"), the aggregate fee payable by the Partnership, on behalf of the Partnership Group, to APC for all Services performed on behalf of the Partnership Group pursuant to Section 3.1(a) of this Agreement shall be $1.5 million per year (the "Annual Fee"), and shall be payable in arrears on a monthly basis. Notwithstanding the foregoing, beginning on the first anniversary of the Closing Date, the Annual Fee shall be adjusted annually until the end of the Applicable Period by an amount equal to the percentage increase or decrease from the immediately preceding year in the "Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted" as compiled by the Bureau of Labor Statistics of the United States Department of Labor. After the Applicable Period, the Conflicts Committee will determine the Annual Fee for the Services provided to the Partnership Group in accordance with the terms of the Partnership Agreement. Notwithstanding the foregoing, if any member of the Partnership Group (i) acquires assets or businesses or if the business of the Partnership Group otherwise expands following the Effective Date, or (ii) transfers, sells, disposes or otherwise gives effect to a divestiture of any asset or business or if the business of the Partnership Group otherwise declines following the Effective Date, then the Annual Fee will be correspondingly increased or decreased, as applicable, in order to account for adjustments in the resulting nature or extent of the Services provided by APC to the Partnership Group, with any such adjustment in the Annual Fee subject to the approval of the Conflicts Committee.

        (b)   Reimbursements for Expenses incurred by APC on behalf of the Partnership Group shall be payable as incurred by APC on behalf of the Partnership Group.

Section 3.3    Performance of Services by Affiliates and Third Parties.

        The Parties hereby agree that in discharging its obligations under this Article III, APC may engage any of its current or future Affiliates or any qualified third party to perform such obligations on its behalf, and that the performance of such obligations by any such Affiliate or third party shall be treated as if performed by APC; provided, that notwithstanding the performance by any such third party of APC's obligations hereunder, APC shall remain primarily responsible for the discharge of such obligations.

Section 3.4    Appointment of Independent Accounting Firm and Independent Petroleum Engineering Firm.

        Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that the General Partner shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of the Partnership Group and an independent petroleum engineering firm to provide reports to the Partnership Group relating to estimates of oil and gas reserves for Commission and other reporting purposes.

Section 3.5    Books and Records; Audits; Reports.

        APC shall cause accurate books and records regarding the performance of its obligations hereunder and its calculation of amounts payable or reimbursable to APC hereunder, and shall maintain such books and records for the period required by applicable accounting practices or law. The Partnership shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of such books and records. Such right may be exercised through any agent or employee of the Partnership Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. The Partnership shall bear all costs and expenses incurred in any inspection, examination or audit. APC shall review and respond in a timely manner to any claims or inquiries made by the Partnership regarding matters revealed by any such inspection, examination or audit. APC shall cause to be prepared and delivered to the Partnership any reports as the Partnership may reasonably request from time to time regarding the performance of Services or incurrence of Expenses pursuant to this Agreement.

Section 3.6    Master Operating Agreement.

        APC and Operating LLC have entered into a Master Operating Agreement, effective as of the Closing Date (the "Master Operating Agreement"), which provides for the terms and conditions under which APC will operate the Assets that were not subject to an existing operating agreement (an "Existing Operating Agreement") prior to the Closing Date, and under which the Partnership Group will reimburse APC for such operating services. Any Assets that are subject to an Existing Operating Agreement will continue to be operated in accordance with the terms set forth in any such agreement. APC and the Partnership Group hereby agree that for so long as an Existing Operating Agreement may be in effect, with respect to Assets that are subject to Existing Operating Agreements in which APC is the operator, APC will not by virtue of this Agreement, charge additional administrative costs to the Partnership Group with respect to such Assets; provided, however, that with respect to Assets that are subject to Existing Operating Agreements in which APC is not the operator, the Partnership Group will be responsible for the share of any operating costs and expenses attributable to the operation of such Assets in accordance with the terms set forth in any such Existing Operating Agreement.

Article IV
MISCELLANEOUS

Section 4.1    Choice of Law; Submission to Jurisdiction.    This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

Section 4.2    Notice.    All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

For notices to APC:

  Abraxas Petroleum Corporation
  500 North Loop 1604 East, Suite 100
  San Antonio, Texas 78232
  Attention: President

For notices to the General Partner or the Partnership:

  Abraxas Energy Partners, L.P.
  500 North Loop 1604 East, Suite 100
  San Antonio, Texas 78232
  Attention: General Partner

For notices to Operating LLC:

  Abraxas Operating, LLC
  500 North Loop 1604 East, Suite 100
  San Antonio, Texas 78232
  Attention: President

Section 4.3    Entire Agreement.    On the Effective Date, this Agreement shall expressly supersede and replace the Original Omnibus Agreement in its entirety, and shall constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 4.4    Effect of Waiver or Consent.    No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 4.5    Amendment or Modification.    This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

Section 4.6    Assignment; Third Party Beneficiaries.    Except as set forth in Section 3.4, no Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that APC and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

Section 4.7    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.8    Severability.    If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.9    Gender, Parts, Articles and Sections.    Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 4.10    Further Assurances.    In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 4.11    Withholding or Granting of Consent.    Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 4.12    Laws and Regulations.    Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 4.13    Negation of Rights of Limited Partners, Assignees and Third Parties.    The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of APC, the Partnership, Operating LLC, the General Partner or any other Person shall have the right, separate and apart from APC, the Partnership, Operating LLC or the General Partner to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 4.14    No Recourse Against Officers or Directors.    For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of APC or any Partnership Entity.

Section 4.15    Termination.

        (a)   Subject to Section 4.15(b), the Partnership may terminate Article III of this Agreement on behalf of the Partnership Group at any time by giving notice of such termination to APC. Any termination under this Section 4.15(a) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Partnership.

        (b)   If Article III of this Agreement is terminated in accordance with Section 4.15(a), all rights and obligations of the parties under Article III shall cease except for (i) any obligations that expressly survive termination of this Agreement, if applicable; and (ii) liabilities and obligations that have accrued prior to such termination, including without limitation, the obligation by the Partnership to pay to APC, any then accrued or outstanding portion of the Annual Fee, or amount reimbursable to APC in connection with Expenses incurred on behalf of the Partnership Group in accordance with Article III.

[Signature Page on Following Page]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

APC
ABRAXAS PETROLEUM CORPORATION
By:	/s/ Barbara M. Stuckey Name: Barbara M. Stuckey Title: Vice President—Corporate Development
GENERAL PARTNER
ABRAXAS GENERAL PARTNER, LLC
By:	/s/ Barbara M. Stuckey Name: Barbara M. Stuckey Title: President and Chief Operating Officer
OPERATING LLC
ABRAXAS OPERATING, LLC
By:	/s/ Barbara M. Stuckey Name: Barbara M. Stuckey Title: President and Chief Operating Officer
PARTNERSHIP
ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC, its General Partner
By:	/s/ Barbara M. Stuckey Name: Barbara M. Stuckey Title: President and Chief Operating Officer

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Article I DEFINITIONS
Article II INDEMNIFICATION
Article III SERVICE FEES AND EXPENSES
Article IV MISCELLANEOUS